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                                                                     EXHIBIT 5.1



LETTERHEAD:

Helen W. Melman
Attorney at Law
1299 Ocean Avenue, Fourth Floor
Santa Monica, California 90401
Telephone (310) 458-6900
Facsimile (310) 394-4759


                                         July 15, 1998
Canargo Energy Corporation
1580 Guinness house
727 - 7th Avenue, S.W.
Calgary, Alberta T2P 0Z5
CANADA

          Re:  Registration Statement on Form S-8

Gentlemen:

     Canargo Energy Corporation, a Delaware corporation (the "Company"), proposes to issue and sell up to 988,000 shares of its Common Stock, $.10 par value (the "Shares"), pursuant to options granted under the Canargo Energy Inc. Stock Option Plan (the "Plan"). Pursuant to the terms of an Amended and Restated Combination Agreement between the Company and Canargo Energy Inc. dated as of February 2, 1998 (the "Combination Agreement"), at the Effective Time (as defined in the Combination Agreement), options granted under the Plan will be automatically converted into options to purchase the Company's Common Stock. The Shares are being registered on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act") to be filed with the Securities and Exchange Commission (the "Commission") on or about July 17, 1998.

     In connection with rendering the opinion hereinafter expressed, I have examined originals, certified copies or other copies identified to my satisfaction of the following documents and instruments:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   Bylaws of the Company, as amended to date;
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     3.   The Combination Agreement;

     4. Certain resolutions adopted by the Board of Directors of the Company approving the Combination Agreement and the issuance of the Shares and evidence of approval of the Combination Agreement by the Company's stockholders;

     5.   The Plan; and

     6. The Registration Statement, together with the exhibits to be filed in connection therewith, in the form to be filed with the Commission.

     I have obtained from public officials and from officers of the Company and have examined originals or copies, identified to my satisfaction, of such other certificates, agreements and other assurances as I consider necessary for the purpose of rendering the opinion hereinafter expressed.

     I have additionally consulted with officers and representatives of the Company and have obtained such representations with respect to matters of fact as I deemed necessary or advisable. I have not necessarily independently verified the content of the factual statements made to me in connection therewith, nor the veracity of such representations, but I have no reason to doubt their truth or accuracy.

     Based on the foregoing, it is my opinion that from and after the Effective Time the Shares, when issued, sold and paid for in accordance with the terms of the Plan and the Combination Agreement, will be duly and validly issued, fully paid and non-assessable.

     I hereby consent to this opinion being filed as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /S/ Helen W. Melman
                                         HELEN W. MELMAN

HWM:jw